Exhibit 8.1

March 26, 2021

BP Capital Markets America Inc.

501 Westlake Park Boulevard

Houston

Texas 77079, United States of America

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

RE: BP Capital Markets America Inc., BP Capital Markets p.l.c. and BP p.l.c. – Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United Kingdom tax counsel to BP Capital Markets America Inc. and BP Capital Markets p.l.c. (the “Debt Issuers”) and BP p.l.c. (the “Guarantor”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities of the Debt Issuers fully and unconditionally guaranteed by the Guarantor, pursuant to a Registration Statement on Form F-3 (the “Registration Statement”).

We hereby confirm to you that our opinion as set forth in the Registration Statement under the caption “United Kingdom Taxation” is accurate in all material respects, subject to the limitations noted therein.

BP p.l.c. BP Capital Markets America Inc. BP Capital Markets p.l.c.	– 2 –

Our opinion is based on UK tax law and the published practice of HM Revenue & Customs as at the date hereof. We do not undertake to advise you of any changes in such law and practice after the date hereof unless specifically instructed to do so. We express no opinion as to tax laws, regulations or practice in any jurisdiction other than the UK.

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP